Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES FULL YEAR AND FOURTH QUARTER RESULTS

BILOXI, MISS. (June 23, 2005)—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today reported financial results for the fiscal year and fourth quarter ended April 24, 2005. For the fiscal year 2005, the company reported income from continuing operations of $21.0 million or $0.68 per diluted common share compared to income from continuing operations of $26.3 million or $0.86 per diluted common share for fiscal 2004. The company reported a loss from discontinued operations of $2.9 million primarily related to the goodwill impairment recorded in the fourth fiscal quarter of 2005 related to the sale of the Colorado Grande-Cripple Creek, which was completed on April 25, 2005, as compared to income of $1.4 million in fiscal 2004. Net income for the fiscal year ended April 24, 2005 was $18.0 million compared to $27.7 million for the prior fiscal year. Net revenues for both fiscal years were $1.1 billion. Adjusted EBITDA1 in fiscal 2005 was $224.2 million compared to the prior fiscal year Adjusted EBITDA1 of $249.8 million.

For the fourth fiscal quarter, the company reported income from continuing operations of $7.1 million or $0.22 per diluted common share compared to a loss from continuing operations of $4.7 million or $0.15 per diluted common share for the same quarter last year. The company reported a loss from discontinued operations of $3.6 million primarily related to the goodwill impairment recorded in the fourth fiscal quarter related to the sale of the Colorado Grande-Cripple Creek, which was completed on April 25, 2005, as compared to income of $0.3 million in fourth fiscal quarter 2004. Net income for the fourth fiscal quarter was $3.5 million compared to a net loss of $4.3 million of the same quarter last year. Net revenues for the fourth fiscal quarter were $299.7 million compared to $290.9 million for the same period in fiscal 2004. Adjusted EBITDA1 for the fourth fiscal quarter was $62.4 million compared to $65.9 million for the same period in fiscal 2004.

“We are coming close to completing most of the expansion projects at our core properties. These properties have seen a great deal of change and development over the last year and quarter marking this as a period of transition at the Isle,” Bernard Goldstein, Isle of Capri Casinos, Inc. chairman and chief executive officer, said.

During the fourth fiscal quarter and year ended April 24, 2005, the company incurred a loss on early extinguishment of debt in connection with the refinancing of its $500.0 million senior secured credit facility. The company also recorded a valuation charge related to the Rosemont, Illinois license and a gain for selling an option in St. Louis, Missouri as well as preopening expenses related to the Blue Chip-Walsall property opening. The following table reflects comparable net income adjusted for these items:

	Three Months Ended		Fiscal Year Ended
	April 24, 2005	April 25, 2004	April 24, 2005	April 25, 2004
(In thousands)
Net income (loss), as reported	$3,451	$(4,346)	$18,038	$27,749
Add/(deduct):
Loss (income) from discontinued operations
net of income taxes (13)	3,607	(310)	2,946	(1,418)
Loss on early extinguishment of debt,
net of income taxes (11)	3,046	15,140	3,046	15,140
Other charges, net of income taxes (6) (7)	138	-	1,078	-
Preopening, net of income taxes (5)	-	243	143	1,432
Adjusted net income	$10,242	$10,727	$25,251	$42,903

Adjusted earnings per diluted common share	$0.33	$0.34	$0.82	$1.39

Adjusted weighted average common shares,
assuming dilution	31,391	31,150	30,930	30,841

Highlights

•
The company signed a development agreement with the City of Bettendorf pursuant to which the company will construct a new 250-room Isle hotel, additional parking, a Kitt’s Kitchen restaurant, expansion of the existing buffet, and the City will construct a 50,000 square foot convention center adjacent to the company’s facility that will be managed by the Isle-Bettendorf. The cost of the company’s portion of this project will be approximately $45.0 million, and the new hotel is scheduled to open in the late spring of 2007.

•
The company has been selected by the Iowa Racing and Gaming Commission as the successful applicant for a gaming license in Waterloo, Iowa. The company plans to spend approximately $119.0 million on constructing a 35,000 square foot single level casino with 1,300 gaming positions, three of its signature restaurants, a 200-room hotel and 1,000 parking spaces. The company expects the construction of the project to take approximately 24 months including the acquisition of necessary permits and licenses.

•
In May 2005, the company signed an agreement with resort developer Eighth Wonder to manage the casino and related operations included in Eighth Wonder’s proposal for a new integrated resort complex in Singapore should Eighth Wonder be selected to develop such complex. The proposal is expected to be submitted in early calendar 2006.

•
The company expects to complete the new 400-room hotel expansion at the Isle-Biloxi by mid-summer and expects to open a spa in early fall of 2005. The company’s new casino is currently under construction offsite and will feature significantly expanded gaming space, new entertainment venues, restaurants and other amenities. The company plans to close the existing casino for approximately two weeks between Thanksgiving and Christmas of 2005 while it moves the new facility into place.

•
Both the Isle-Black Hawk’s and the Colorado Central Station-Black Hawk’s casino expansions opened this quarter marking a milestone in the $94.0 million construction and renovation project currently underway. In mid-June, additional parking, a new Kitt’s Kitchen restaurant and the sky bridges connecting the Isle-Black Hawk and the Colorado Central Station-Black Hawk also were completed.

•
Isle-Boonville has begun construction on the previously announced 140-room hotel, which will include 20 suites and a 6,000 square foot event center. The project is expected to be completed in late spring of 2006 at a cost of approximately $17.5 million.

•
The company continues to deploy the IGT Advantage™ Casino System to replace the existing systems in six of its casinos. The company began the rollout of this system at the Colorado Central Station-Black Hawk, the Isle-Biloxi and the Isle-Vicksburg. Upon completion at these casinos, the company will rollout the system at the Isle-Lula, the Isle-Natchez and one other location yet to be determined. After implementation, these properties will feature the NexGen™ Interactive Display, supporting loyalty-building Bonusing™ tools, which will allow the company to enhance its uniquely branded marketing programs.

•
During the fourth fiscal quarter, the company refinanced its senior secured credit facility. The company now has a term loan of $250.0 million with an additional $50.0 million delayed draw term loan available until August 3, 2005, and an undrawn revolving credit line of $400.0 million. The covenants associated with the credit facility provide more flexibility as the company continues to pursue its development goals. The company incurred a pre-tax loss from early extinguishment of debt of $5.3 million.

Timothy Hinkley, Isle of Capri Casinos, Inc. president and chief operating officer, said: “This past quarter we continued to stay focused on our long term goals of enhancing and expanding our core properties and delivering to our customers a state-of-the-art gaming experience. We are looking forward to taking advantage of our newly expanded and enhanced product offerings in the coming year.”

Updates

•
In November 2004, voters in the State of Florida voted to amend the state's constitution to allow the voters of Miami-Dade and Broward counties (Broward County is the location of the Pompano Park Racetrack) to decide whether to approve slot machines in racetracks and jai alai frontons in their respective counties. Broward county voters passed their local referendum and Dade county voters rejected their referendum in March 2005. Enabling gaming legislation was not passed in the current session of the Florida legislature despite the constitutional requirement that such legislation be in effect by July 1, 2005. The company and the other Broward county pari-mutuels filed a lawsuit seeking authority to proceed with the development of slot machine facilities without the enabling legislation. On June 21, 2005, the Circuit Court judge issued a decision in favor of pari-mutuel facilities. However, the regulation and timing of installation and operation of slot machines has not been finally determined.

•
During the fourth fiscal quarter, the governor of Illinois appointed a new gaming board. For the past approximately seven months, the gaming board could take no action since there was no quorum. One of the first acts by the new gaming board was to authorize the reinstatement of the proceeding to revoke the license previously granted to Emerald Casino Inc. Due to the continuing uncertainty with respect to this matter, the company recorded a valuation charge for the full amount of its $2.5 million investment in the license.

•
The company sold an option that it had previously acquired related to the purchase of real estate in St. Louis, Missouri; and accordingly, recorded a gain of $2.3 million during the fourth fiscal quarter.

•
The company remains committed to its development project in the United Kingdom to build a casino in Coventry; however, legislation enacted in April 2005 limits the number of regional casinos to one. This may be increased. The Isle has obtained all necessary gaming licenses to open a casino at the RICOH™ Arena Coventry in the summer of 2006 under the Gaming Act of 1968. The company believes it is well positioned to develop a regional casino in Coventry should it be awarded the one regional casino license.

Operational Review of the Fourth Quarter Fiscal 2005 Compared to the Fourth Quarter Fiscal 2004

In Mississippi, the company’s four operations contributed 24% of its net revenues. Isle-Biloxi’s net revenues were up minimally and Adjusted EBITDA1 decreased due to increased land rent and additional maintenance during the construction period. The company expects to have the new hotel completed and opened by mid-summer 2005. Isle-Natchez experienced an increase in net revenues and Adjusted EBITDA1 driven by increased marketing efforts in its outer markets. Isle-Vicksburg showed a decline in net revenues due to competitive pressures and Adjusted EBITDA1 primarily due to increased marketing and employee benefit costs. Despite continuing to face a very competitive and contracting market, the Isle-Lula showed a slight increase in net revenues and Adjusted EBITDA1 remained flat.

In Louisiana, the company’s two properties contributed 24% of its net revenues. Isle-Lake Charles experienced a slight decrease in net revenues due to lower table hold but showed an increase in Adjusted EBITDA1 due to an improvement in overall cost controls. Isle-Bossier City showed a decrease in net revenues related to competitive pressures; however, Adjusted EBITDA1 increased due to improved overall cost containment. The company expects to complete modest renovation of the Isle-Bossier City casino by the end of June 2005.

In Missouri, the company’s two properties contributed 15% of its net revenues. Isle-Kansas City’s net revenues and Adjusted EBITDA1 were down due to the lower hold percentages. Isle-Boonville continues to show increases in net revenue and Adjusted EBITDA1 as it penetrates its market more deeply.

In Iowa, the company’s three casinos contributed 18% of its net revenues. In the Quad Cities, both properties experienced a slight decrease in net revenues related to increased marketing redemptions. Isle-Bettendorf increased Adjusted EBITDA1due primarily to labor related cost controls. Rhythm City-Davenport showed a decrease in Adjusted EBITDA1 primarily due to a $0.8 million charge to increase the annual operating lease expense because of a change in the recognition of long term lease costs. Adjusted EBITDA1 was also negatively impacted by a 2% increase in the Iowa gaming tax rates, which became effective July 1, 2004. Isle-Marquette experienced increases in both net revenues and Adjusted EBITDA1 due to an increased response to marketing programs.

In Colorado, the company’s two casino operations contributed 13% of its net revenues. Net revenues and Adjusted EBITDA1 for these properties increased despite the continued construction during the quarter. The new 162-room Colorado Central Station hotel is currently ahead of schedule and expected to be completed by end of calendar year. Construction has now resumed on the extension of Main Street to Colorado Route 119, which was temporarily delayed due to engineering problems. Completion is expected in spring 2006. The sale of Colorado Grande was completed on April 25, 2005 and fiscal 2004 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations.

Our international operations account for a small percentage of our overall revenues. Isle-Our Lucaya experienced an increase in net revenues and Adjusted EBITDA1 due to a strong peak season and the recording of $2.0 million of business interruption proceeds, which was included in Adjusted EBITDA1.

New development expense increased approximately $3.0 million due to the company’s continuing development efforts in the United Kingdom, Florida, and Singapore.

Isle of Capri Casinos, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	April 24,	April 25,	April 24,	April 25,
	2005	2004	2005	2004
Revenues:
Casino	$298,972	$290,700	$1,121,316	$1,116,351
Hotel, pari-mutuel, food, beverage & other	59,593	55,970	217,277	208,659
Gross revenues	358,565	346,670	1,338,593	1,325,010
Less promotional allowances	58,875	55,811	226,985	219,568
Net revenues	299,690	290,859	1,111,608	1,105,442

Operating and other expenses:
Properties (2)	224,826	218,267	850,015	828,498
Corporate (3)	6,956	4,186	23,039	21,298
New development (4)	5,464	2,514	14,378	5,853
Preopening (5)	-	243	247	2,293
Other charges, net (6) (7)	238	-	1,859	-
Depreciation and amortization (8)	24,660	24,290	97,418	89,772
Total operating and other expenses	262,144	249,500	986,956	947,714
Operating income	37,546	41,359	124,652	157,728

Net interest expense (9)	(18,658)	(20,559)	(73,473)	(82,584)
Minority interest (10)	(371)	(2,033)	(5,493)	(10,072)
Loss on early extinguishment of debt (11)	(5,251)	(26,115)	(5,251)	(26,115)
Income (loss) from continuing operations before income taxes	13,266	(7,348)	40,435	38,957

Income tax expense (benefit) (12)	6,208	(2,692)	19,451	12,626

Income (loss) from continuing operations	7,058	(4,656)	20,984	26,331
Income (loss) from discontinued operations (including minority
interest and goodwill impairment), net of income taxes	(3,607)	310	(2,946)	1,418
Net income (loss)	$3,451	$(4,346)	$18,038	$27,749

Per share data - diluted:
Income (loss) from continuing operations	$0.22	$(0.15)	$0.68	$0.86
Income (loss) from discontinued operations (including minority
interest and goodwill impairment), net of income taxes (13)	(0.11)	-	(0.10)	0.05
Net income (loss)	$0.11	$(0.15)	$0.58	$0.91

Weighted average diluted common shares	31,391	29,648	30,930	30,466

Selected Consolidated Balance Sheet Accounts

	April 24, 2005	April 25, 2004
	(In thousands)

Cash and cash equivalents	$146,743	$134,582
Property and equipment, net	1,026,906	907,460
Debt	1,156,118	1,088,864
Stockholders' equity	261,396	241,406

	Isle of Capri Casinos, Inc.
	Comparative Financial Highlights by Casino Property
	(In thousands)

	Three Months Ended
	April 24,			April 25,
	2005			2004
	Net Revenues (14)	Adjusted EBITDA (1)	Adjusted EBITDA Margin % (1)	Net Revenues (14)	Adjusted EBITDA (1)	Adjusted EBITDA Margin % (1)

MISSISSIPPI
BILOXI (2)	$21,814	$4,518	20.7%	$21,576	$5,517	25.6%
NATCHEZ	10,438	3,202	30.7%	9,768	2,848	29.2%
VICKSBURG	14,639	2,375	16.2%	14,960	5,264	35.2%
LULA	24,568	7,241	29.5%	23,955	7,265	30.3%
MISSISSIPPI TOTAL	$71,459	$17,336	24.3%	$70,259	$20,894	29.7%

LOUISIANA
BOSSIER CITY	$28,013	$5,271	18.8%	$29,676	$5,153	17.4%
LAKE CHARLES	44,114	10,525	23.9%	44,641	9,812	22.0%
LOUISIANA TOTAL	$72,127	$15,796	21.9%	$74,317	$14,965	20.1%

MISSOURI
KANSAS CITY	$24,577	$4,749	19.3%	$25,607	$5,178	20.2%
BOONVILLE	18,909	5,621	29.7%	17,884	5,551	31.0%
MISSOURI TOTAL	$43,486	$10,370	23.8%	$43,491	$10,729	24.7%

IOWA
BETTENDORF	$25,273	$9,489	37.5%	$25,568	$9,127	35.7%
DAVENPORT	17,604	4,426	25.1%	17,862	6,067	34.0%
MARQUETTE	10,960	2,708	24.7%	9,995	2,032	20.3%
IOWA TOTAL	$53,837	$16,623	30.9%	$53,425	$17,226	32.2%

COLORADO
BLACK HAWK (15)	$28,369	$9,672	34.1%	$25,655	$9,467	36.9%
COLORADO CENTRAL
STATION (15)	9,971	1,252	12.6%	8,657	1,057	12.2%
COLORADO TOTAL	$38,340	$10,924	28.5%	$34,312	$10,524	30.7%

INTERNATIONAL
BLUE CHIP (5) (16)	$2,171	$(473)	(21.8%)	$1,000	$(258)	(25.8%)
OUR LUCAYA (2) (5)	9,381	3,838	40.9%	5,500	(1,627)	(29.6%)
INTERNATIONAL TOTAL	$11,552	$3,365	29.1%	$6,500	$(1,885)	(29.0%)

CORPORATE & OTHER (17)	$8,889	$(11,970)	N/M	$8,555	$(6,561)	N/M

TOTAL	$299,690	$62,444	20.8%	$290,859	$65,892	22.7%

	Isle of Capri Casinos, Inc.
	Comparative Financial Highlights by Casino Property
	(In thousands)

	Fiscal Year Ended
	April 24,			April 25,
	2005			2004
	Net Revenues (14)	Adjusted EBITDA (1)	Adjusted EBITDA Margin % (1)	Net Revenues (14)	Adjusted EBITDA (1)	Adjusted EBITDA Margin % (1)

MISSISSIPPI
BILOXI (2)	$80,252	$15,821	19.7%	$83,675	$20,004	23.9%
NATCHEZ	35,836	9,119	25.4%	33,882	8,603	25.4%
VICKSBURG	54,684	11,737	21.5%	55,420	16,681	30.1%
LULA	85,541	21,073	24.6%	87,935	24,199	27.5%
MISSISSIPPI TOTAL	$256,313	$57,750	22.5%	$260,912	$69,487	26.6%

LOUISIANA
BOSSIER CITY	$109,353	$23,248	21.3%	$110,495	$19,559	17.7%
LAKE CHARLES	172,081	40,506	23.5%	169,681	38,529	22.7%
LOUISIANA TOTAL	$281,434	$63,754	22.7%	$280,176	$58,088	20.7%

MISSOURI
KANSAS CITY	$94,721	$18,267	19.3%	$93,228	$17,791	19.1%
BOONVILLE	71,553	20,723	29.0%	68,217	19,001	27.9%
MISSOURI TOTAL	$166,274	$38,990	23.4%	$161,445	$36,792	22.8%

IOWA
BETTENDORF	$100,283	$34,263	34.2%	$100,363	$33,337	33.2%
DAVENPORT	69,349	17,685	25.5%	68,072	18,965	27.9%
MARQUETTE	42,018	10,695	25.5%	42,051	10,596	25.2%
IOWA TOTAL	$211,650	$62,643	29.6%	$210,486	$62,898	29.9%

COLORADO
BLACK HAWK (15)	$104,974	$37,236	35.5%	$106,356	$39,886	37.5%
COLORADO CENTRAL
STATION (15)	33,614	2,464	7.3%	42,560	8,493	20.0%
COLORADO TOTAL	$138,588	$39,700	28.6%	$148,916	$48,379	32.5%

INTERNATIONAL
BLUE CHIP (5) (16)	$7,856	$(1,492)	(19.0%)	$1,861	$27	1.5%
OUR LUCAYA (2) (5)	23,259	(573)	(2.5%)	7,540	(2,149)	(28.5%)
INTERNATIONAL TOTAL	$31,115	$(2,065)	(6.6%)	$9,401	$(2,122)	(22.6%)

CORPORATE & OTHER (17)	$26,234	$(36,596)	N/M	$34,106	$(23,729)	N/M

TOTAL	$1,111,608	$224,176	20.2%	$1,105,442	$249,793	22.6%

	Isle of Capri Casinos, Inc.
	Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
	(In thousands)
	Three Months Ended April 24, 2005
	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Other Charges (6)	Adjusted EBITDA (1)	Operating Income Margin% (1)
MISSISSIPPI
BILOXI (2)	$1,973	$2,545	$-	$-	$4,518	9.0%
NATCHEZ	2,352	850	-	-	3,202	22.5%
VICKSBURG	1,152	1,223	-	-	2,375	7.9%
LULA	4,975	2,266	-	-	7,241	20.2%
MISSISSIPPI TOTAL	$10,452	$6,884	$-	$-	$17,336	14.6%

LOUISIANA
BOSSIER CITY	2,762	2,509	-	-	5,271	9.9%
LAKE CHARLES	6,991	3,534	-	-	10,525	15.8%
LOUISIANA TOTAL	$9,753	$6,043	$-	$-	$15,796	13.5%

MISSOURI
KANSAS CITY	2,840	1,909	-	-	4,749	11.6%
BOONVILLE	4,496	1,125	-	-	5,621	23.8%
MISSOURI TOTAL	$7,336	$3,034	$-	$-	$10,370	16.9%

IOWA
BETTENDORF	7,470	2,019	-	-	9,489	29.6%
DAVENPORT	2,413	2,013	-	-	4,426	13.7%
MARQUETTE	1,979	729	-	-	2,708	18.1%
IOWA TOTAL	$11,862	$4,761	$-	$-	$16,623	22.0%

COLORADO
BLACK HAWK (15)	7,777	1,895	-	-	9,672	27.4%
COLORADO CENTRAL
STATION (15)	351	901	-	-	1,252	3.5%
COLORADO TOTAL	$8,128	$2,796	$-	$-	$10,924	21.2%

INTERNATIONAL
BLUE CHIP (5) (16)	(525)	52	-	-	(473)	(24.2%)
OUR LUCAYA (2) (5)	3,449	389	-	-	3,838	36.8%
INTERNATIONAL TOTAL	$2,924	$441	$-	$-	$3,365	25.3%

CORPORATE & OTHER (17)	$(12,909)	$701	$-	$238	$(11,970)	N/M
TOTAL	$37,546	$24,660	$-	$238	$62,444	12.5%

	Three Months Ended April 25, 2004
	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Other Charges (6)	Adjusted EBITDA (1)	Operating Income Margin% (1)
MISSISSIPPI
BILOXI	$3,383	$2,134	$-	$-	$5,517	15.7%
NATCHEZ	2,073	775	-	-	2,848	21.2%
VICKSBURG	4,057	1,207	-	-	5,264	27.1%
LULA	4,868	2,397	-	-	7,265	20.3%
MISSISSIPPI TOTAL	$14,381	$6,513	$-	$-	$20,894	20.5%

LOUISIANA
BOSSIER CITY	2,212	2,941	-	-	5,153	7.5%
LAKE CHARLES	6,592	3,220	-	-	9,812	14.8%
LOUISIANA TOTAL	$8,804	$6,161	$-	$-	$14,965	11.8%

MISSOURI
KANSAS CITY	3,174	2,004	-	-	5,178	12.4%
BOONVILLE	3,929	1,622	-	-	5,551	22.0%
MISSOURI TOTAL	$7,103	$3,626	$-	$-	$10,729	16.3%

IOWA
BETTENDORF	7,353	1,774	-	-	9,127	28.8%
DAVENPORT	3,852	2,215	-	-	6,067	21.6%
MARQUETTE	1,228	804	-	-	2,032	12.3%
IOWA TOTAL	$12,433	$4,793	$-	$-	$17,226	23.3%

COLORADO
BLACK HAWK (15)	7,783	1,684	-	-	9,467	30.3%
COLORADO CENTRAL
STATION (15)	515	542	-	-	1,057	5.9%
COLORADO TOTAL	$8,298	$2,226	$-	$-	$10,524	24.2%

INTERNATIONAL
BLUE CHIP (5) (16)	(530)	28	244	-	(258)	(53.0%)
OUR LUCAYA (5)	(1,966)	340	(1)	-	(1,627)	(35.7%)
INTERNATIONAL TOTAL	$(2,496)	$368	$243	$-	$(1,885)	(38.4%)

CORPORATE & OTHER (17)	$(7,164)	$603	$-	$-	$(6,561)	N/M
TOTAL	$41,359	$24,290	$243	$-	$65,892	14.2%

	Isle of Capri Casinos, Inc.
	Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
	(In thousands)
	Fiscal Year Ended April 24, 2005
	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Other Charges (7)	Adjusted EBITDA (1)	Operating Income Margin% (1)
MISSISSIPPI
BILOXI (2)	$7,164	$8,657	$-	$-	$15,821	8.9%
NATCHEZ	5,823	3,296	-	-	9,119	16.2%
VICKSBURG	7,046	4,691	-	-	11,737	12.9%
LULA	10,130	10,943	-	-	21,073	11.8%
MISSISSIPPI TOTAL	$30,163	$27,587	$-	$-	$57,750	11.8%

LOUISIANA
BOSSIER CITY	12,858	10,390	-	-	23,248	11.8%
LAKE CHARLES	27,036	13,470	-	-	40,506	15.7%
LOUISIANA TOTAL	$39,894	$23,860	$-	$-	$63,754	14.2%

MISSOURI
KANSAS CITY	10,644	7,623	-	-	18,267	11.2%
BOONVILLE	14,332	6,391	-	-	20,723	20.0%
MISSOURI TOTAL	$24,976	$14,014	$-	$-	$38,990	15.0%

IOWA
BETTENDORF	26,840	7,423	-	-	34,263	26.8%
DAVENPORT	10,268	7,417	-	-	17,685	14.8%
MARQUETTE	7,602	3,093	-	-	10,695	18.1%
IOWA TOTAL	$44,710	$17,933	$-	$-	$62,643	21.1%

COLORADO
BLACK HAWK (15)	30,065	7,171	-	-	37,236	28.6%
COLORADO CENTRAL
STATION (15)	(301)	2,765	-	-	2,464	(0.9%)
COLORADO TOTAL	$29,764	$9,936	$-	$-	$39,700	21.5%

INTERNATIONAL
BLUE CHIP (5) (16)	(1,952)	213	247	-	(1,492)	(24.8%)
OUR LUCAYA (2) (5)	(2,061)	1,488	-	-	(573)	(8.9%)
INTERNATIONAL TOTAL	$(4,013)	$1,701	$247	$-	$(2,065)	(12.9%)

CORPORATE & OTHER (17)	$(40,842)	$2,387	$-	$1,859	$(36,596)	N/M
TOTAL	$124,652	$97,418	$247	$1,859	$224,176	11.2%

	Fiscal Year Ended April 25, 2004
	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Other Charges (7)	Adjusted EBITDA (1)	Operating Income Margin% (1)
MISSISSIPPI
BILOXI	$12,075	$7,929	$-	$-	$20,004	14.4%
NATCHEZ	5,931	2,672	-	-	8,603	17.5%
VICKSBURG	11,747	4,934	-	-	16,681	21.2%
LULA	14,322	9,877	-	-	24,199	16.3%
MISSISSIPPI TOTAL	$44,075	$25,412	$-	$-	$69,487	16.9%

LOUISIANA
BOSSIER CITY	10,617	8,942	-	-	19,559	9.6%
LAKE CHARLES	27,076	11,453	-	-	38,529	16.0%
LOUISIANA TOTAL	$37,693	$20,395	$-	$-	$58,088	13.5%

MISSOURI
KANSAS CITY	10,971	6,820	-	-	17,791	11.8%
BOONVILLE	12,791	6,210	-	-	19,001	18.8%
MISSOURI TOTAL	$23,762	$13,030	$-	$-	$36,792	14.7%

IOWA
BETTENDORF	25,954	7,383	-	-	33,337	25.9%
DAVENPORT	9,910	9,055	-	-	18,965	14.6%
MARQUETTE	7,436	3,160	-	-	10,596	17.7%
IOWA TOTAL	$43,300	$19,598	$-	$-	$62,898	20.6%

COLORADO
BLACK HAWK (15)	33,109	6,777	-	-	39,886	31.1%
COLORADO CENTRAL
STATION (15)	6,845	1,648	-	-	8,493	16.1%
COLORADO TOTAL	$39,954	$8,425	$-	$-	$48,379	26.8%

INTERNATIONAL
BLUE CHIP (5) (16)	(259)	42	244	-	27	(13.9%)
OUR LUCAYA (5)	(4,694)	496	2,049	-	(2,149)	(62.3%)
INTERNATIONAL TOTAL	$(4,953)	$538	$2,293	$-	$(2,122)	(52.7%)

CORPORATE & OTHER (17)	$(26,103)	$2,374	$-	$-	$(23,729)	N/M
TOTAL	$157,728	$89,772	$2,293	$-	$249,793	14.3%

1.
EBITDA is “earnings before interest, income taxes, depreciation and amortization.” Isle of Capri calculates Adjusted EBITDA at its properties by adding preopening expense, management fees, other charges and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry and 2) a principal basis of valuing gaming companies. Management uses property level Adjusted EBITDA (Adjusted EBITDA before corporate expense) as the primary measure of the company’s operating properties’ performance, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP). The company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenues. Fiscal 2004 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations. Reconciliations of operating income to Adjusted EBITDA and operating income as a percentage of net revenues are included in the financial schedules accompanying this release. A reconciliation of Adjusted EBITDA with the company’s net income (loss) is shown below.

	Three Months Ended		Fiscal Year Ended
	April 24,	April 25,	April 24,	April 25,
	2005	2004	2005	2004
	(In thousands)

Adjusted EBITDA	$62,444	$65,892	$224,176	$249,793
(Add)/deduct:
Depreciation and amortization	24,660	24,290	97,418	89,772
Other charges	238	-	1,859	-
Preopening	-	243	247	2,293
Interest expense, net	18,658	20,559	73,473	82,584
Minority interest	371	2,033	5,493	10,072
Loss on early extinguishment of debt	5,251	26,115	5,251	26,115
Income tax expense (benefit)	6,208	(2,692)	19,451	12,626
Loss (income) from discontinued operations, net of taxes	3,607	(310)	2,946	(1,418)
Net income (loss)	$3,451	$(4,346)	$18,038	$27,749

2.
During the fiscal quarter ended April 24, 2005, the company recorded $2.2 million in business interruption insurance proceeds. Of the business interruption insurance proceeds recorded, $2.0 million relate to the closing of the Isle-Our Lucaya during Hurricane Frances and $0.2 million relates to the Isle-Biloxi during Hurricane Ivan. These hurricanes occurred in the second fiscal quarter of 2005.

3.
Corporate expenses for the fiscal quarter and year ended April 24, 2005, reflect the inclusion of approximately $0.05 million and $0.6 million in expenses related to the recording of insurance costs through its new captive insurance company. The effect of fluctuations in workers compensation and general liability insurance reserves were previously reported in property expenses. With the formation and implementation of its wholly owned captive insurance company, the current excess of claims over premiums is borne by the captive insurance company whose operations are reported as a corporate expense as opposed to property expenses. Corporate expenses for the fiscal year ended April 25, 2004 include a $2.0 million charge related to the accrual of additional loss contingencies for litigation matters.

4.
New development expenses include incremental costs incurred pursuing new opportunities within the industry. Such costs include legal and other professional fees, application fees and personnel and travel costs. New development expenses for the fiscal quarter and year ended April 24, 2005 include $1.2 million and $4.0 million, respectively, related to contributions to a coalition of pari-mutuel facilities, including Pompano Park, that supports referendums related to the installation and operation of slot machines at existing pari-mutuel sites in Broward and Miami-Dade counties in the state of Florida. New development expenses for the three months and fiscal year ended April 24, 2005 also include United Kingdom-related expenses of $3.6 million and $7.0 million, respectively, compared to $0.8 million and $2.3 million for the three months and fiscal year ended April 25, 2004, respectively, and other domestic development expenses of $0.6 million and $3.4 million for the three months and fiscal year ended April 24, 2005, respectively, compared to $1.7 million and $3.5 million for the three months and fiscal year ended April 25, 2004, respectively.

5.
Preopening expenses for the fiscal year ended April 24, 2005 relate to the September 2004 opening of the Blue Chip-Walsall pub-style casino. For the fiscal year ended April 25, 2004, preopening expenses incurred related to opening the casino at Our Lucaya Beach and Golf Resort, Grand Bahama Island on December 15, 2003 and opening a new pub-style casino in Wolverhampton, England on April 22, 2004.

6.
For the fiscal quarter and year ended April 24, 2005, the company recorded a $2.3 million gain on sale of an option to purchase real estate in St. Louis, Missouri that the company had previously acquired. The company recorded a valuation charge for its $2.5 million investment in the license in Rosemont, Illinois that the company intended to purchase from Emerald Casino Inc. through bankruptcy. As a result of the Illinois’ gaming board’s proceedings to rescind the license previously granted to Emerald Casino Inc., the chance of the company purchasing the license has diminished.

7.
For the fiscal year ended April 24, 2005, the company recorded a valuation charge of $1.6 million related to previously capitalized fixed assets for certain projects as a result of adverse changes to gaming legislation in the United Kingdom.

8.
Depreciation and amortization expense for the fiscal year ended April 24, 2005 includes a one-time $2.9 million depreciation adjustment related to a misclassification of certain land improvements resulting from the conversion of the company’s manual system to a computerized asset-tracking system in fiscal 2002.

9.	Consolidated net interest expense is comprised of the following components:

	Restricted Group	Colorado	Blue Chip & Other	Consolidated	Restricted Group	Colorado	Blue Chip & Other	Consolidated
	(In thousands)
	Three Months Ended April 24, 2005				Fiscal Year Ended April 24, 2005

Interest expense	$17,739	$3,015	$195	$20,949	$67,504	$10,862	$549	$78,915
Interest income	(630)	(13)	(399)	(1,042)	(1,366)	(71)	(807)	(2,244)
Capitalized interest	(627)	(525)	(97)	(1,249)	(1,608)	(1,402)	(188)	(3,198)
Net interest expense	$16,482	$2,477	$(301)	$18,658	$64,530	$9,389	$(446)	$73,473

	Three Months Ended April 25, 2004				Fiscal Year Ended April 25, 2004

Interest expense	$18,581	$2,426	$50	21,057	$73,959	$10,979	$50	$84,988
Interest income	(82)	(27)	(72)	(181)	(623)	(125)	(124)	(872)
Capitalized interest	(110)	(207)	-	(317)	(1,325)	(207)	-	(1,532)
Net interest expense	$18,389	$2,192	$(22)	$20,559	$72,011	$10,647	$(74)	$82,584

Colorado includes the Isle-Black Hawk’s and Colorado Central Station-Black Hawk’s components of net interest expense. Blue Chip includes Blue Chip-Dudley’s, Blue Chip-Wolverhampton’s and Blue Chip-Walsall’s components of net interest expense.

10.
Minority interest represents unrelated third parties’ portions of the Isle-Black Hawk’s income before income taxes, Blue Chip Casinos, PLC’s net income and Colorado Central Station-Black Hawk’s net income.

11.
Loss on early extinguishment of debt of $5.3 million for the fiscal quarter and year ended April 24, 2005 relates to the refinancing of the company’s senior secured credit facility on February 4, 2005. These charges include the write-off of debt acquisition costs. Loss on early extinguishment of debt of $26.1 million for the fiscal quarter and year ended April 25, 2004, relates to the refinancing of the company’s $390.0 million 8¾ percent Senior Subordinated Notes on March 3, 2004. These charges include early payment premiums as well as the write-off of debt acquisition costs.

12.
The company’s effective tax rate from continuing operations for the quarter ended April 24, 2005 was 46.8% compared to 36.6% for the quarter ended April 25, 2004, which, in each case, excludes an unrelated party’s portion of the Colorado Central Station-Black Hawk’s income taxes. The company’s effective tax rate from continuing operations was 48.1% and 32.4% for the fiscal years ended April 24, 2005 and April 25, 2004, respectively, which, in each case, excludes an unrelated party’s portion of the Colorado Central Station-Black Hawk’s income taxes. This increase in effective rate over the comparable prior fiscal periods is attributable to nondeductible permanent items on earnings for the year, the impact of not benefiting a portion of its current operating losses in the United Kingdom and an increase in applicable state income taxes.

13.
On April 22, 2005, the Isle-Black Hawk joint venture approved an agreement to sell the Colorado Grande-Cripple Creek for $6.5 million. During the fourth fiscal quarter of 2005, the company recorded a valuation charge totaling $4.0 million related to the impairment of goodwill for the Colorado Grande-Cripple Creek property representing the difference between the Colorado Grande-Cripple Creek’s carrying value of $9.8 million and estimated fair value, less estimated costs to sell, of $5.8 million. On April 25, 2005, the sale was consummated. Fiscal 2004 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations. The following table reflects the results of discontinued operations for Colorado Grande-Cripple Creek:

	Three Months Ended		Fiscal Year Ended
	April 24, 2005	April 25, 2004	April 24, 2005	April 25, 2004
	(In thousands)
Add(deduct):
Income before impairment loss	$275	$352	$827	$1,629
Impairment loss	(3,959)	-	(3,959)	-
Income taxes (expense) benefit	77	(42)	186	(211)
Income (loss) from discontinued operations, net of tax	$(3,607)	$310	$(2,946)	$1,418

14.
Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions. Fiscal 2004 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations.

15.
As management fees are eliminated in consolidation, Adjusted EBITDA for the Isle-Black Hawk and the Colorado Central Station-Black Hawk does not include management fees. Fiscal 2004 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations. The following table shows management fees and Adjusted EBITDA inclusive of management fees for the three months and fiscal years ended April 24, 2005 and April 25, 2004:

	Three Months Ended		Fiscal Year Ended
	April 24, 2005	April 25, 2004	April 24, 2005	April 25, 2004
	(In thousands)
Management Fees
Isle - Black Hawk	$1,291	$1,245	$4,974	$4,889
Colorado Central Station	369	339	1,103	1,902

Adjusted EBITDA with Management Fees
Isle - Black Hawk	8,381	8,222	32,262	34,997
Colorado Central Station	883	718	1,361	6,591

16.
Isle of Capri Casinos, Inc. acquired a two-thirds interest in Blue Chip Casinos, PLC on November 28, 2003. Blue Chip Casinos, PLC owns and operates pub-style casinos in Dudley, Wolverhampton and Walsall, England.

17.
For the three months ended April 24, 2005, corporate and other includes net revenues of $8,702 and Adjusted EBITDA of $204 for Pompano Park. For the fiscal year ended April 24, 2005, corporate and other includes net revenues of $24,624 and Adjusted EBITDA of ($874) for Pompano Park. For the three months ended April 25, 2004, corporate and other includes net revenues of $8,518 and Adjusted EBITDA of $128 for Pompano Park and Adjusted EBITDA of ($24) for the Lady Luck-Las Vegas. For the fiscal year ended April 25, 2004, corporate and other includes net revenues of $24,340 and Adjusted EBITDA of ($670) for Pompano Park, as well as net revenues of $8,370 and Adjusted EBITDA of $2,696 for the Lady Luck-Las Vegas. The sale of the Lady Luck-Las Vegas was finalized on September 3, 2003.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (2 casinos), Colorado. Isle of Capri’s international gaming interests include a casino that it operates in Freeport, Grand Bahamas, and a two-thirds ownership interest in casinos in Dudley, Wolverhampton and Walsall, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

As a publicly held company, the company regularly files reports with the Securities and Exchange Commission (the “SEC”). These reports are required by the Securities Exchange Act of 1934 and include:
•	Annual Reports on Form 10-K;
•	Quarterly Reports on Form 10-Q;
•	Current Reports on Form 8-K; and
•	All amendments to those reports.

The company’s Internet website is http://www.islecorp.com. The company makes its filings available free of charge on its Internet website as soon as reasonably practical after the company electronically files or furnishes such reports to the SEC.

You may read and copy the reports, statements and other information the company files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20546. You can request copies of these documents by writing to the SEC but must pay photocopying fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Its SEC filings are also available to the public on the SEC’s Internet site (http://www.sec.gov).

Contact:
Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Jill Haynes, Director of Corporate Communications, 228-396-7031

This press release contains forward-looking statements which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the company’s financial condition, results of operations and expansion projects is included in the filings of the company with the Securities and Exchange Commission including, but not limited to, its 10-K for the fiscal year ended April 25, 2004 and Form 10-Q for the fiscal quarters ended since that date.